Exhibit 99.1

David Douglass, Corporate Communications

(301) 968-6303

Investor Relations

(703) 526-5093

The Mills Corporation

FOR IMMEDIATE RELEASE

THE MILLS SIGNS BINDING LETTER OF INTENT TO SELL ITS INTEREST

IN VAUGHAN MILLS, ST. ENOCH CENTRE AND MADRID XANADÚ

Agreement is first implementation in The Mills’ Strategic Alternatives initiative;

Net proceeds total approximately $500 million

CHEVY CHASE, Md. (August 14, 2006) — The Mills Corporation (NYSE:MLS) announced today that it has signed a binding letter of intent to sell its interest in Vaughan Mills (Ontario, Canada), St. Enoch Centre (Glasgow, Scotland) and Madrid Xanadú (Madrid, Spain) to Ivanhoe Cambridge, Inc. for approximately US$981 million, before transaction costs.

The agreement, which is subject to final approval of both firms’ boards of directors and other conditions, could close as soon as Aug. 31, 2006 for St. Enoch Centre and Vaughan Mills, and as soon as Sept. 30, 2006 for Madrid Xanadú.

The Mills and Ivanhoe each currently own 50% of Vaughan Mills and St. Enoch Centre. Madrid Xanadú is wholly owned by The Mills. Madrid Xanadú opened in May 2003, Vaughan Mills opened in November 2004, and St. Enoch Centre was jointly acquired by The Mills and Ivanhoe Cambridge in February 2005. The Company expects to realize net proceeds of approximately $500 million after paying its proportionate share of costs associated with the projects and the transfer of assets (including amounts to complete ongoing work at Vaughan Mills and Madrid Xanadú) and less assumed debt. The transaction values the three centers at approximately $1.5 billion.

The Mills plans to apply proceeds from the sale to pay down a portion of its Senior Term Loan with Goldman Sachs Mortgage Company as Administrative Agent. The consent of lenders under the Senior Term Loan is required to close the sale and The Mills is in the process of seeking such consent.

Statements in this press release that are not historical—including, among other things, as to the Company’s completion of the transaction with Ivanhoe for some or all of the centers subject to the parties’ letter of intent, on the expected terms or in the expected time frames or at all, the expected use of proceeds, the consent of the Company’s lenders, and the exploration of strategic alternatives, may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties including our ability to obtain the necessary consents from the parties’ boards of directors and from the Company’s lenders and our ability to pay down portions of our Senior Term Loan as opposed to using certain of the proceeds to satisfy other cash requirements. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified global portfolio of retail destinations including regional shopping malls, market dominant retail and entertainment centers, and international retail and leisure destinations. It currently owns 42 properties in the U.S., Canada and Europe, totaling 51 million square feet. In addition, The Mills has various projects in development, redevelopment or under construction. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

Ivanhoe Cambridge

Ivanhoe Cambridge is a recognized leader in the Canadian real estate industry. It is one of the country’s pre-eminent property owners, managers, developers and investors. The Company focuses on high-quality shopping centres located in urban areas. Beyond its strong Canada-wide presence, the Company is also active in the United States, Asia and Europe – where it partners with prominent real estate entities. Its real estate portfolio consists of more than 43.2 million square feet of retail space and includes over 65 regional and super-regional shopping centres. As at December 31, 2005, the market value of Ivanhoe Cambridge’s assets reached CAD $9.3 billion. Headquartered in Montreal, Quebec, Canada, Ivanhoe Cambridge is a principal real estate subsidiary of the Caisse de dépôt et placement du Québec, the largest institutional fund manager in Canada. Amongst its shareholders, the Company also counts four prominent Canadian pension funds. The Company’s Internet address is www.ivanhoecambridge.com.

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